Exhibit A:
------------

The securities reported as beneficially owned by Mr. Katzman include:

(a)
1,227,560 shares held of record by Gazit-Globe (1982), Ltd. ("Gazit-Globe"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes 11,867 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(b)
5,386,857 shares held of record by Ficus, Inc. ("Ficus"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Ficus is a wholly-owned subsidiary of First Capital Realty Inc. ("First Capital"), an Ontario corporation, and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Ficus and Chairman of the Board of First Capital and Gazit-Globe.

(c)
7,535,741 shares held of record by Silver Maple (2001), Inc. ("Silver Maple"), which is a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act. Silver Maple is a wholly-owned subsidiary of First Capital and is indirectly controlled by Gazit-Globe. Mr. Katzman is the President of Silver Maple and Chairman of the Board of First Capital and Gazit-Globe (includes 177,719 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(d)
5,950,035 shares held of record by MGN (USA) Inc. (“MGN (USA)”), a wholly-owned subsidiary of Gazit-Globe and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes 76,364 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(e)
5,157,243 shares held of record by MGN America, Inc., a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes 70,926 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(f)
4,298,310 shares of record held by Gazit (1995), Inc. (“Gazit 1995”), a wholly-owned subsidiary of MGN (USA) and a member of a "group" with Mr. Katzman for purposes of Section 13(d) of the Exchange Act (includes 61,149 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(g)	52,697 shares held of record by Mr. Katzman’s wife as custodian for their daughters (includes 432 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).

(h)	993,104 other shares held directly and indirectly by Mr. Katzman (including the shares reported herein and 400 shares acquired under the issuer’s Dividend Reinvestment and Stock Purchase Plan).